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                                                                    Exhibit 16.1
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                      [DELOITTE & TOUCHE LLP LETTERHEAD]



July 26, 2000


Securities and Exchange Commission
Mail Stop 11-3
450 5/th/ Street, N.W.
Washington D.C.


We have read and agree with the statements of FinancialWeb.com, Inc. (the "Company") in Item 4(a) of its Form 8-K dated July 12, 2000, except for the following statements:

As to the Company's statements in the last sentence of paragraph one, the last sentence of paragraph two, the last sentence of paragraph four, the last three sentences of paragraph five, and the last sentence of paragraph six, we do not have sufficient basis to agree or disagree.

As to the Company's statements in the first sentence of paragraph five, we informed the Company that the audit committee should conduct an investigation into the allegations relating to the Company and associated parties and persons contained in recent press reports and federal indictments, including whether the Company or any of its officers, directors, employees or consultants may have committed or been a party to illegal acts and whether the Company's financial statements, including disclosures or possible missing disclosures, may be materially misstated.

Yours truly,

/s/ Deloitte & Touche LLP
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Orlando, Florida